Exhibit 99.3

                  TECHLABS RECEIVES ALUMINUM EXTRUSION PURCHASE
                    COMMITMENT FROM STORM DEPOT INTERNATIONAL

Jensen Beach, Florida - March 08, 2007 - Techlabs, Inc. (OTC Bulletin Board:
TELA) reported that Eline Entertainment Group, Inc.'s (OTC Pink Sheets: EEGI) Storm Depot International subsidiary has agreed to commit to the purchase of aluminum extrusion products for the 2007 hurricane season from Techlabs' recently formed subsidiary, Hemisphere Metals. "The attractive pricing resulting from Sportalum's relationship with aluminum extrusion companies and the short time frame associated with shipping product to the U.S. was the determining factor in our decision to commit a significant portion of our extrusion purchases from Hemisphere Metals," stated Storm Depot president Ellis Hyers.

Eline holds an investment in Techlabs, having recently issued to Techlabs ten million shares (10,000,000) of its common stock in exchange for a ten percent (10%) interest in a subsidiary of Techlabs, through which Techlabs is pursuing certain ventures in the Caribbean basin and South America. Most notable is Techlabs' planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A. Techlabs recently entered into a letter of intent with the principals of SportAlum and is currently in the midst of a due-diligence effort with respect to the proposed transaction. SportAlum specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world.

ABOUT TECHLABS

Techlabs is a developer of emerging businesses. The Company's primary focus is centered on developing business opportunities in the Caribbean basin and South America, including its planned acquisition of a minimum of a 51% interest in Venezuelan-based Corporacion SportAlum C.A, which specializes in the fabrication, sale and installation of sport seating solutions for stadiums, arenas and other sports and entertainment facilities around the world.

For further information regarding the company, contact Techlabs, Inc. at (267) 350-9210.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.